Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, entered into as of August 5, 2005 (the “Agreement”), by and between OMNICARE, INC. a Delaware corporation (the “Company”), and GLEN LASCHOBER (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as its Chief Operating Officer so that it will have the benefit of his ability, experience and services, and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Employment

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be in the employ of the Company, on and subject to the terms and conditions of this Agreement.

2. Term

The period of this Agreement (the “Agreement Term”) shall commence and become effective on August 15, 2005 (the “Effective Date”) and shall expire on the second anniversary of the Effective Date. The Agreement Term shall be automatically extended for an additional year on each anniversary of the Effective Date, unless written notice of non-extension is provided by either party to the other party at least ninety (90) days prior to such anniversary. The period of the Executive’s employment hereunder (the “Employment Period”) shall commence as of the Effective Date and shall expire at the end of the Agreement Term, unless earlier terminated in accordance with the terms and conditions of this Agreement or except as otherwise set forth herein.

3. Position and Duties

(a) Position and Duties. During the Employment Period, the Executive shall serve as, and with the title, office and authority of, the Chief Operating Officer of the Company. Executive shall have such duties and authority as are normally associated with such position and will generally have responsibility for managing, planning, directing, coordinating and controlling overall operations of the Company, subject only to the authority of the Company’s President, Chief Executive Officer and Board of Directors (the “Board”). Executive also will serve in such other senior management capacities with the Company as may be mutually agreed upon from time to time. The Executive shall report directly to the President and the Chief Executive Officer of the Company.

(b) Business Time. During the Employment Period, the Executive agrees to devote his full business time, efforts and skills to the performance of his duties and responsibilities under this Agreement. Subject to Section 8 hereof, the Executive shall not be precluded from devoting reasonable periods of time required to (i) participate in professional, educational, philanthropic, or community activities, and (ii) serve as a director or member of an advisory committee of any business entity, subject to the reasonable approval of the Company and to such conditions as may be reasonably required by the Company; provided in each such case that such activities do not interfere, in any material respect, with the Executive’s regular performance of his duties and responsibilities hereunder.

(c) Location. The Executive shall perform his duties in the Covington, Kentucky metropolitan area but from time to time the Executive may be required to travel to other locations in connection with his responsibilities under this Agreement.

4. Compensation and Benefits

In consideration of the services rendered by the Executive during the Employment Period, and subject in all respects to the terms and provisions of this Agreement, the Company shall pay or provide the Executive the compensation and benefits set forth below.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary at the rate of $360,000 per annum (the “Base Salary”). The Base Salary shall be paid in arrears in accordance with the normal payroll practices of the Company for senior executives. The Base Salary shall be reviewed by the Compensation and Incentive Committee of the Board (the “Compensation Committee”) for possible merit increases in accordance with the policies established by the Compensation Committee for senior executives.

(b) Bonus. During the Employment Period, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”) with a target equal to 100% of Base Salary under the annual bonus program in which senior management of the Company are generally eligible to participate, as determined by the Compensation Committee from time to time, with the amount and payment of the Annual Bonus to be based on the achievement of performance goals by the Company and/or the Executive under the terms of such program. Notwithstanding the foregoing, for the 2005 calendar year, the Executive shall be deemed to have earned a minimum Annual Bonus of $180,000 irrespective of whether applicable performance targets are met. The Annual Bonus will be paid at the same time as paid to other members of senior management of the Company generally. To be eligible for payment of the Annual Bonus, Executive must be employed by the Company on the date of payment of such Annual Bonus, subject to the provisions of Section 6 hereof.

(c) Equity Compensation.

(i) Subject to approval by the Compensation Committee, the Company will grant the Executive awards of shares of restricted stock of the Company (the “Restricted Stock”) as follow:

(A) The Executive will be granted an award of Restricted Stock relating to shares of Company stock with a fair market value on March 1, 2006 equal to $127,000. Such award of Restricted Stock will be granted in four installments of equal cash value on March 1, 2006 and in each of the three fiscal quarters of the Company following March 1, 2006.

(B) The Executive will be granted an award of Restricted Stock relating to shares of Company stock with a fair market value on January 9, 2006 equal to the in-the-money value on January 9, 2006 of his stock options with CVS Corporation that are scheduled to become vested in 2006. Such award of Restricted Stock will be granted in four installments of equal cash value in each calendar quarter of 2006.

(C) The Executive will be granted an award of Restricted Stock relating to shares of Company stock with a fair market value on January 9, 2007 equal to the in-the-money value on January 9, 2007 of his stock options with CVS Corporation that are scheduled to become vested in 2007 and 2008. Such award of Restricted Stock will be granted in four installments of equal cash value in each calendar quarter of 2007.

The Restricted Stock will be subject to the terms of the Company’s 2004 Stock and Incentive Plan and will be fully vested upon the applicable date of grant.

(ii) Subject to approval by the Compensation Committee, the Company will grant the Executive an option to purchase shares of Company stock (the “Stock Option”). The Stock Option will be granted as soon as practicable following the first meeting of the Compensation Committee following the Effective Date. The Stock Option will have “Black Scholes” value at grant equal to $720,000. At least 25% of the Stock Option will become vested and exercisable on each anniversary of the date of grant. All other terms and conditions of the Stock Option will be subject to the terms of the 2004 Stock and Incentive Plan.

(iii) During the Employment Period, the Executive shall be eligible to receive other awards under the equity-based incentive compensation plans adopted by the Company for which senior executives are generally eligible. The level of the Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Compensation Committee.

(d) Benefits. The Executive shall be entitled to participate in all employee and fringe benefit plans and programs of the Company in which other senior management of the Company are generally eligible to participate from time to time during the Employment Period, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs. Executive will also be eligible to participate in (i) the defined contribution portion of the Company’s excess benefit plan, as amended from time to time and (ii) the Company’s deferred compensation plan, as amended from time to time.

(e) Business Expenses. The Company shall promptly reimburse all reasonable business expenses and disbursements incurred by the Executive in the performance of his duties under this Agreement in accordance with the Company’s normal practices and procedures, upon proper accounting therefor.

5. Termination of Employment

The Employment Period and the Executive’s employment hereunder shall be terminated upon the occurrence of any of the following events, subject to the provisions of this Agreement applicable to termination of employment, as follows:

(a) Resignation for Good Reason. The Executive may voluntarily terminate the Employment Period and the Executive’s employment hereunder for Good Reason. For these purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, title, authority or responsibilities as contemplated by Section 3(a) hereof, or any action by the Company that results in a material diminution in such position, title, authority or responsibilities, (ii) any requirement that the Executive report to any person or entity other than the President or Chief Executive Officer of the Company; (iii) any failure by the Company to comply with the compensation and benefit provisions of Section 4 hereof; (iv) the relocation of the Company’s principal executive offices to a location more than 50 miles from its current location in Covington, Kentucky or (v) Joel Gemunder ceases to be the Chief Executive Officer of the Company. In no event shall the Executive be considered to have terminated his employment for “Good Reason” unless the Executive delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting “Good Reason” and the provision of this Agreement relied upon, and such acts or omissions are not cured by the Company within 15 days of the receipt of such notice. If the acts or omissions are not so cured, the Executive may terminate his employment not earlier than 30 days following the date of the written notice of termination referred to in the preceding sentence.

(b) Resignation without Good Reason. The Executive may voluntarily terminate the Employment Period and the Executive’s employment hereunder for any reason that does not constitute Good Reason (“Without Good Reason”) by giving the Company 30 days advance written notice of such termination.

(c) Termination for Cause. The Company may terminate the Employment Period and the Executive’s employment hereunder for Cause. For purposes of this

Agreement, “Cause” shall mean the occurrence of one of the following: (i) fraud or willful or intentional misrepresentation in connection with the Executive’s performance of his duties hereunder; (ii) the failure by the Executive to substantially perform his duties hereunder; (iii) willful or intentional conduct by the Executive that is detrimental to the Company’s reputation, goodwill or business operations in any material respect; (iv) breach or threatened breach by the Executive of the restrictive covenants incorporated in Section 8 hereof; (v) the Executive’s conviction for, or plea of nolo contendere to a charge of commission of, a felony or a violation of federal or state securities laws; or (vi) a material breach of the representations in Section 10 hereof. In no event shall the Executive be considered to have been terminated for “Cause” unless the Company delivers a written notice of termination to the Executive identifying in reasonable detail the acts or omissions constituting “Cause” and the provision of this Agreement relied upon. In the case where such acts or omissions are not capable of cure, the Executive’s termination will take effect upon his receipt of such notice. In the case where such acts or omissions are capable of cure, the Executive’s termination will take effect 15 days following his receipt of such notice if such acts or omissions are not cured by Executive by such date, provided the Company may suspend the Executive’s employment or place him on leave of absence pending such cure.

(d) Termination without Cause. The Company may terminate the Employment Period and the Executive’s employment hereunder for any reason that does not constitute Cause (“Without Cause”) at any time by giving the Executive 30 days’ advance written notice of such termination. Notwithstanding the foregoing, the Company may terminate the Executive’s employment hereunder Without Cause at any time without giving the Executive 30 days’ advance written notice if the Company pays the Executive, in addition to any amounts the Executive is due under Section 6 hereof, his daily then-current Base Salary for each day the Company’s written notice of termination is less than 30 days.

(e) Disability. The Employment Period and the Executive’s employment hereunder shall terminate upon his Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his essential duties to the Company, with or without accommodation, on account of physical or mental illness or incapacity for a period of three consecutive months, or for a period of six months, whether or not consecutive, during any 12-month period. The Executive’s employment hereunder shall be deemed terminated by reason of Disability on the last day of the applicable period.

(f) Death. The Employment Period and the Executive’s employment hereunder shall terminate upon his death.

6. Rights Upon Termination

In the event the Employment Period and the Executive’s employment hereunder is terminated during the Agreement Term, the Executive shall have the rights provided below.

(a) Resignation for Good Reason; Termination without Cause. In the event the Employment Period and the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company Without Cause, the Company shall pay the Executive: (i) any earned but unpaid Base Salary through the date of termination, (ii) any earned but unpaid Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Executive is terminated, (iii) any unreimbursed business expenses or other amounts due to the Executive as of the date of termination under Section 4(e) hereof, (iv) an amount equal to two times the Base Salary then in effect, payable in equal installments over two years in accordance with the normal payroll practices for senior executives and (v) an amount equal to two times the last Annual Bonus paid to the Executive prior to his termination of employment, payable in equal installments over two years in accordance with the normal payroll practices for senior executives.

(b) Resignation Without Good Reason; Termination for Cause; Death; Disability. In the event the Employment Period and the Executive’s employment hereunder is terminated by the Executive Without Good Reason, by the Company for Cause or on account of death or Disability, the Executive shall not be entitled to receive, and the Company shall have no obligation to provide, any severance payments, bonus, or benefits under this Agreement; provided, however, that the Executive shall be paid any earned but unpaid Base Salary through date of termination and any unreimbursed business expenses or other amounts due to the Executive as of the date of termination under Section 4(e) hereof.

(c) Other Obligations. The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as specifically provided herein, and upon termination of employment, the Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by this Section 6, the Company shall have no other obligations to the Executive upon his termination of employment.

(d) Releases of Claims. As a condition of the Executive’s entitlement to any of the termination rights provided in this Section 6, the Company may require the Executive to execute and honor a release of claims in favor of the Company on the Company’s standard and customary form.

7. Parachute Tax Indemnity

(a) If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for the Executive’s benefit (whether paid or payable or distributed or distributable hereunder or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) All determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as shall be designated jointly by the Executive and the Company (the “Accounting Firm”), which shall be permitted to designate an independent counsel to advise it for this purpose. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm and its legal counsel shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive (or to the Internal Revenue Service on the Executive’s behalf) within five days of the receipt of the Accounting Firm’s determination. All determinations made by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty regarding Section 4999 of the Code hereunder, it is possible that the Internal Revenue Service may assert that an Excise Tax is due that was not included in the Accounting Firm’s calculation of the Gross-Up Payments (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to this Section 7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to the Executive (or to the Internal Revenue Service on the Executive’s behalf).

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company all information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limiting the foregoing provisions of this Section 7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 7, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extend thereof, the amount of Gross-Up Payment required to be paid.

8. Restrictive Covenants

(a) Nondisclosure of Confidential Information.

(i) The Executive acknowledges that during the course of the Executive’s employment with the Company, the Executive has had or will have access to and knowledge of certain information that the Company considers confidential, and the release of such information to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Executive hereby agrees and acknowledges that the Executive owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after the Executive’s employment with the Company, the Executive will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Executive’s duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process. The Executive will use reasonable best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person. The Executive will return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information used by or belonging or relating to the Company or any of its affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the Company’s business and services, employee information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that the Company advises the Executive should be treated as confidential information. Further, Confidential Information shall not include information which is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company.

(ii) The Executive acknowledges and agrees that all analyses, reports, proposals, software, documentation, machine code and other intellectual property owned by the Company (collectively, the “Company’s Intellectual Property”) are and shall remain the sole and exclusive property of the Company, or as otherwise may be noted, and that in no event shall the Executive have any ownership interest therein. In that connection, the Executive hereby irrevocably assigns, transfers and conveys to the Company all of his right, title and interest, if any, in and to the Company’s Intellectual Property, including any rights the Executive may have of patent, copyright, trade secret or other proprietary rights in the Company’s Intellectual Property. The Executive agrees to assist the Company in every proper way to obtain and from time to time enforce patents, copyrights, trade secrets and all other proprietary and intellectual property rights and interest in and to all the Company’s Intellectual Property in any and all countries, and to that end the Executive will execute and deliver all documents and other papers and materials for use in applying for, obtaining and enforcing such patents, copyrights, trademarks and other proprietary and intellectual property rights and interests, as the Company may request in writing, together with any assignments thereof to the Company or persons designated by it. The Executive agrees that the Company is appointed as his attorney to execute all such instruments and do all such things for the purpose of assuring to the Company (or its designee) the full benefit of the provisions of this paragraph.

(b) Noninterference with Clients or Employees. The Executive agrees that, during the period of the Executive’s employment with the Company and for a period of 24 months from the date of termination of employment for any reason (the “Restricted Period”), the Executive shall not, on the Executive’s own behalf or on behalf of any other person or entity, solicit or in any manner influence or encourage any current or prospective client, customer, employee or other person or entity that has a business relationship with the Company or any subsidiary, to terminate or limit in any way their relationship with the Company, or interfere in any way with such relationship.

(c) Noncompetition. The Executive agrees that, during the Restricted Period, the Executive shall neither directly nor indirectly, engage or hold an interest in any business engaged in the Business in those geographic areas in which the Company or its subsidiaries conduct the Business, nor directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in the Business in those geographic areas in which the Company or its subsidiaries engage in the Business. For purposes of this Agreement, “Business” shall mean (i) the distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to nursing homes and long-term care facilities, (ii) provision of comprehensive product development and research services to companies in the pharmaceutical, biotechnology, medical device and diagnostics industries and (iii) any other business in which the Company or its subsidiaries are engaged in during the Restricted Period.

(d) Survival. The provisions of this Section 8 shall be applicable for the Agreement Term and for the time periods specified herein following any termination of Executive’s employment that occurs during the Agreement Term or at any time following the Agreement Term.

(e) Enforcement. The Executive acknowledges and agrees that the provisions of this Section 8 are reasonable and necessary for the successful operation of the Company. The Executive further acknowledges that if he breaches any provision of this Section 8, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages. In addition, the Executive further acknowledges that if he breaches any provision of this Section 8 following his termination of employment with the Company, the Executive will forfeit the right to any unpaid severance or other payments due under this Agreement. If any provision of this Section 8 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, the Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 8 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 8 (or any portion thereof).

9. Successors and Assigns

(a) Except as provided in section 9(b), this Agreement shall not be assignable by the Company to any person without the prior written consent of the Executive.

(b) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.

(c) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Executive’s obligations under this Agreement shall not be assignable by the Executive.

10. Representations

The Executive represents and warrants that prior to the Effective Date he has delivered to the Company a valid waiver by Pharmacare Management Service, Inc. of the noncompetition and other restrictive covenants provisions in his employment agreement with Pharmacare Management Service, Inc., dated January 7, 2002, and represents and warrants that his entering into this Agreement and his employment with the Company will not be in breach of any other agreement with any current or former employer and that he is not subject to any other restrictions on solicitation of clients or customers or competing against another entity. The Executive understands that the Company has relied on this representation in entering into this Agreement.

11. Entire Agreement

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and cancels and supersedes any and all prior agreements between the parties with respect to the subject matter hereof, except to the extent specifically provided herein. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Company and the Executive. The Company represents that there are no other agreements with the Company or other undertakings to or for the Company which have been executed by the Executive other than as expressly set forth herein.

12. Severability

In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

13. Tax Withholding

All compensation paid to the Executive under this Agreement shall be subject to all applicable income tax, employment tax and all other federal, state and local tax withholdings and deductions.

14. Waiver of Breach

The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

15. Continued Employment.

In the event the Executive continues to be an employee of the Company following the expiration of the Employment Period, the Executive shall be employed under the terms of any successor employment agreement or as an at-will employee and, except as specifically stated in this Agreement, none of the provisions of this Agreement shall apply to the Executive’s continued employment with the Company.

16. Notices

All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Executive at: the Executive’s then-current address as listed in the Company’s payroll records or at such other address as may be provided to the Company for this purpose, and shall be sent in the manner described above to President and Chief Executive Officer, Omnicare, Inc., 1600 RiverCenter II, 100 East RiverCenter Blvd., Covington, Kentucky 41011, and shall be deemed given when sent, provided that any notice given under Section 5 hereof shall be deemed given only when received. Any party may by like notice to the other party change the address at which he or they are to receive notices hereunder.

17. Governing Law

This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

18. Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

19. Drug Screen

This Agreement is contingent upon the Executive’s successful completion of a pre-employment drug screen. In the event that, for any reason, such drug screen shall not be successfully completed, this Agreement shall be null and void and the Company and the Executive shall have no obligations hereunder.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of August 5, 2005.

EXECUTIVE

/s/ Glen Laschober

OMNICARE, INC.

/s/ Joel F. Gemunder
By:	Joel F. Gemunder
Title:	President and CEO

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